EXHIBIT 10.2

[Name]
[Title]
MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA  94043-1353

Dear [First Name]:

This letter (the “Agreement”) amends the agreement between MIPS Technologies, Inc. and you dated [Date] (the “Change in Control Agreement”), in light of the requirements of the final regulations promulgated under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. MIPS Technologies, Inc. must receive a copy of this Agreement, executed by you, not later than December 31, 2008. A copy of your Change in Control Agreement is attached for your reference.

Section 3(c) of your Change in Control Agreement is amended to add the following sentence at the end:

With regard to cash payable to you, such payments shall each be classified as separate payments under Treas. Reg. 1.409A-2(b)(2) and each separate payment shall be assessed for qualification as a short-term deferral under Treas. Reg. 1.409A-1(a)(4), with the result that only the amount not classifiable as exempt from Section 409A of the Code shall be regarded as subject to the distribution requirements of Section 409A.

Section 6(ii) of your Change in Control Agreement is amended to add the following parenthetical clause after “Excise Tax”:

(with reduction to occur in the following order: (i) reduction of payments of cash; and (ii) reduction in equity awards; and with reduction in each category to be pro rata between those payments subject to Section 409A and payments not subject to Section 409A)

Except in respect of the above amendments, we agree no other changes are made to your Change in Control Agreement.

Please acknowledge your agreement with the above by signing below and returning the original to me for filing with our records.  Should you have any questions or comments, please do not hesitate to contact me.

Thank you for your assistance and cooperation with this matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Executive:                                                                       MIPS Technologies, Inc.:

_________________________________            By: ____________________________________